Exhibit 11.1


                                   COMPETITIVE TECHNOLOGIES, INC.
                          Schedule of Computation of Earnings Per Share
                                        (Unaudited)

                                        Six months                 Quarter
                                     ended January 31,         ended January 31,
                                       2000        1999          2000        1999
Net income (loss) applicable
  to  common  stock                $  287,659  $  (76,614)   $  428,725  $  238,834
Common and common equivalent
  shares - diluted:
  Basic weighted average common
    shares   outstanding            6,006,086   5,983,132     6,009,531   5,975,286
  Adjustments for assumed exercise
    of stock options                   30,299      16,096*       30,377      31,180
  Weighted average number of common
    and common equivalent shares
    outstanding                     6,036,385   5,999,228     6,039,908   6,006,466

Net income (loss) per share of
  common stock:
    Basic  and diluted             $     0.05  $    (0.01)   $     0.07  $     0.04

* Anti-dilutive.

These calculations are submitted in accordance with Regulation S-K item 601
(b) (11) which differs from the requirements of paragraph 13 of Statement of Financial Accounting Standards No. 128 because they produce an anti-dilutive result.